EMPLOYMENT AGREEMENT

This Employment Agreement ("Agreement") is made and entered into on July 14, 2003 between Bloorcom Solutions Incorporated whose principal place of business is located at 12212 86th Ave, Surrey, BC, V3W 3H7 (hereinafter referred to as "Employer" and Rahim Jivraj whose present address and telephone number is 6391 Beechwood St, North Delta, BC, 604 591-9199 (hereinafter referred to as "Employee".)

In consideration of the mutual covenants set forth below, Employer agrees to hire Employee and Employee agrees to work for Employer as set forth in this Agreement.

1.      SPECIAL DEFINITIONS

EMPLOYMENT COMMENCEMENT DATE IS JULY 14, 2003

2.      DESCRIPTION OF DUTIES

A. Name of Position

The Employee shall be employed in the capacity of:

PRESIDENT

B.      Essential Job Functions and Duties

The essential job functions or duties of this position are as follows:

SEE ATTACHED "JOB DESCRIPTION"

Employee shall also perform such other duties as are customarily performed by other persons in similar such positions, as well as such other duties as may be assigned from time to time by the Employer.

C.      Duty of Loyalty and Best Efforts

Employee shall devote all of his/her working time, attention, knowledge, and skills to Employer's business interests and shall do so in good faith, with best efforts, and to the reasonable satisfaction of the Employer. Employee understands that they shall only be entitled to the compensation, benefits, and profits as set forth in this Agreement. Employee agrees to refrain from any interest, of any kind whatsoever, in any business competitive to Employer's business. The Employee further acknowledges they will not engage in any form of activity that produces a "conflict of interest" with those of the Employer unless agreed to in advance and in writing.

D.      Place and Hours of Employment

Employee agrees that their duties shall be primarily rendered at Employer's business premises or at such other places as the Employer shall in good faith require. Full time service for the Employee is expected which requires a minimum of 40 hours per week, exclusive of vacation, or any other form of leave as described within this Agreement.

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3. COMPENSATION TERMS

A.      Base Compensation

Employee shall receive a salary of $60,000.00 per year payable in equal installments on the 15th and last day of each month. Employer shall deduct or withhold from compensation any and all sums required for federal income and social security taxes, as well as all provincial or local taxes now applicable or that may become applicable to Employee or Employer in the future.

B.      Exempt Status

Employee understands that at all times they is employed as a salaried/exempt employee and, therefore, he/she is not entitled to overtime wages. Employee shall not receive overtime compensation for the services performed under this Agreement, unless specifically agreed to in writing.

C.      Expense Reimbursement

Employee shall be entitled to reimbursement of any or all expenses authorized and reasonably incurred expenses incurred in the performance of the functions and duties under this Agreement. In order to receive reimbursement, Employee must timely provide Employer with an itemized account of all expenditures, along with suitable receipts therefore. Any expenditure over the dollar amount of $20.00 CDN requires prior written authorization.

D.      Salary Adjustments

Salary adjustments are based on the value contributed by Employee to Employer. While salary adjustments are primarily based on merit, Employer may at times adjust salaries depending on overall company performance, and/or the cost of living changes to salaries of similarity started employees in the company or industry.

4.      BENEFITS

A.      Vacation

Employer's vacation policy is as follows:

6 weeks after 3 month of employment

Vacation may not be used until Employee has been employed for at least six (6) months. Vacation does not begin to accrue least six (6) months after the commencement of employment. Vacation benefits should be used annually. There is a "cap" on accrual, which prevents it from accumulating beyond a total of 4 weeks. Employee must provide at least two (2) weeks notice of their intent to take vacation unless there are emergency circumstances.

Medical and Dental benefits will be assessed after a 6 month review.

5.      TERMINATION

A.      "At Will" Employment

Employee's employment with Employer is "at will." "At will" is defined as allowing either Employee or Employer to terminate the Agreement at any time, for any reason permitted by law, with or without cause and with or without notice.

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6.      COVENANTS

A.      Non-Disclosure of Trade Secrets, Customer Lists and Other Proprietary Information

Employee agrees not to use, disclose or communicate, in any manner, proprietary information about Employer, its operations, clientele, or any other proprietary information, that relate to the business of Employer. This includes, but is not limited to, the names of Employer's customers, its marketing strategies, operations, or any other information of any kind which would be deemed confidential or proprietary information of Employer.

Employee acknowledges that the above information is material and confidential and that it affects the profitability of Employer. Employee understands and that any breach of this provision, or of any other Confidentiality and Non-Disclosure Agreement, is a material breach of this Agreement.

To the extent Employee feels that they need to disclose confidential information, they may do so only after being authorized to so do in writing by Employer.

B.      Non-Solicitation Covenant

Employee agrees that for an indefinite period following termination of employment, for any reason whatsoever, Employee will not solicit customers or clients of Employer. By agreeing to this covenant, Employee acknowledges that their contributions to Employer are unique to Employer's success and that they have significant access to Employer's trade secrets and other confidential or proprietary information regarding Employer's customers or clients.

C.      Non-Recruit Covenant

Employee agrees not to recruit any of Employer's employees for the purpose of any outside business either during or for a period of after Employee's tenure of employment with Employer. Employee agrees that such effort at recruitment also constitutes a violation of the non-solicitation covenant set forth above.

D.      Adherence to Employer's Policies, Procedures, Rules and Regulations

Employee agrees to adhere by all of the policies, procedures, rules and regulations set forth by the Employer. These policies, procedures, rules and regulations include, but are not limited to, those set forth within the Employee Handbook, any summary benefit plan descriptions, or any other personnel practices or policies or Employer. To the extent that Employer's policies, procedures, rules and regulations conflict with the terms of this Agreement, the specific terms of this Agreement will control.

E.      Covenant to Notify Management of Unlawful Acts or Practices

Employee agrees to abide by the legal and ethics policies of Employer as well as Employer's other rules, regulations, policies and procedures. Employer intends to comply in full with all governmental laws and regulations as well as any ethics code applicable to their profession. In the event that Employee is aware of Employer, or any of its officers, agents or employees, violating any such laws ethics codes, rules, regulations, policies or procedures, Employee agrees to bring forth all such actual and suspected violations to the attention of Employer immediately so that the matter may be properly investigated and appropriate action taken.

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7.      PROPERTY RIGHTS

A.      Existing Customers or Clientele of Employee

Employer agrees that existing customers or clients of Employee will remain the property of the Employee as the condition of employment. Existing clients of Employee are as follows:

NONE

B.      New Customers or Clientele Generated While at Work

Employee agrees that any customers or clientele generated by Employee pursuant to employment with Employer are the customers and clientele of the Employer and subject to the non-disclosure and non-solicitation covenants set forth above.

C.      Records and Accounts

Employee agrees that all those records and accounts maintained during the course of employment are the property of Employer, shall remain current and be maintained at Employer's place of business.

D.      Return Upon Termination

Employee agrees that upon termination they will return to Employer all of Employer's property, including, but not limited to, intellectual property, trade secret information, customer lists, operation manuals, employee handbook, records and accounts, materials subject to copyright, trademark, or patent protection, customer and Employer information, credit cards, business documents, reports, automobiles, keys, passes, and security devices.

E.      Copyrights, Inventions and Patents

Employee understands that any copyrights, inventions or patents created or obtained, in part or whole, by Employee during the course of this Agreement are to be considered "works for hire" and the property of Employer. Employee assigns to Employer all rights and interest in any copyright, invention, patents or other property related to the business of the Employer.

8.      INDEMNIFICATION FOR THIRD PARTY CLAIMS

Employee hereby agrees to indemnify, defend, save, and hold harmless Employer, its shareholders, officers, directions, and other agents (other than Employee) from and against all claims, liabilities, causes of action, damages, judgments, attorneys' fees, court costs, and expenses which arise out of or are related to the Employee's performance of this Agreement, failure to perform job functions or duties as required, or result form conduct while engaging in any activity outside the scope of this Agreement, before, during or after the termination of this Agreement. Employee understands that this obligation of indemnification survives the expiration or termination of this Agreement.

9.      MEDIATION AND BINDING ARBITRATION

Employer and Employee agree to first mediate and may then submit to binding arbitration any claims that they may have against each other, of any nature whatsoever, other than those prohibited by law or for workers compensation, unemployment or disability benefits, pursuit to the rules of the American Arbitration Association. Employee agrees to sign the attached Agreement to Mediate/Arbitrate claims as a conditions of employment.

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10.      LIMITATION OF DAMAGES

Employee agrees and stipulates that any remedies they may have for the breach of any employment related obligation, whether under law or by way of contract, shall be limited to the equivalent of six (6) months salary of Employee where allowed by law. This limitation is inclusive of any claims for special damages, general damage, compensatory damage, loss of income, emotional damage, or punitive damages.

11.      ATTORNEYS' FEES AND COSTS

Employee and Employer agree that should any action be instituted by either party against the other regarding the enforcement of the terms of this agreement, the prevailing party will be entitled to all of its expenses related to such litigation including, but not limited to, reasonable attorneys' fees and costs, both before and after judgment.

12.      MISCELLANEOUS PROVISIONS

A.      Accuracy of Representations

Employee understands that any projections regarding the financial status or potential for growth of this Employer are matters of opinion only and do not constitute a legally binding representation. Employee agrees that they have had the opportunity to conduct due diligence of Employer and are satisfied with the representations that have been made.

B.      Notices

Employee agrees that any notices that are required to be given under this Agreement shall be given in writing, sent by certified mail, return receipt requested, to the principal place of business of the Employer or residence of the Employee as set forth herein.

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C.      Entire Agreement

This Agreement represents the complete and exclusive statement of the employment agreement between the Employer and Employee. No other agreements, covenants, representations or warranties, express or implied, oral or written, have been made by the parties concerning their employment agreement.

D.      The Effect of Prior Agreements or Understandings

This Agreement supersedes any and all prior Agreements or understandings between the parties, including letters of intent or understanding, except for those documents specifically referred to within this Agreement.

E.      Modifications

Employee and Employer agree that this writing, along with those Agreements referred to within it, including, but not limited to, the Employee Handbook and [Non-Disclosure Agreement], constitutes the entirety of the Employment Agreement between the parties. Any modifications to this Agreement may only be done in writing and must be signed by [an officer] of Employer.

F.      Severability of Agreement

 To the extent that any provision hereof is deemed unenforceable, all remaining provisions of this Agreement shall not be affected thereby and shall remain in full force and effect.

G.      Waiver of Breach

The waiver by Employer of a breach of any provision of this Agreement by Employee shall not operate as a waiver of any subsequent breach by the Employee. No waiver shall be valid unless placed in writing and signed by [an officer] of Employer.

H.      Ambiguities Related to Drafting

Employer and Employee agree that any ambiguity created by this document will not be construed against the drafter of same.

I.      Choice of Law, Jurisdiction and Venue

Employee agrees that this Agreement shall be interpreted and construed in accordance with the laws of the Province of British Columbia and that should any claims be brought against Employer related to terms or conditions of employment it shall be brought within a court of competent jurisdiction within the City of Vancouver, British Columbia. Employee also consents to jurisdiction of any claims by Employer related to the terms or conditions of employment by a court of competent jurisdiction within the City of Vancouver, British Columbia.

J.      Submission to Drug Testing

 Employee agrees and understands that it is the policy of Employer to maintain a drug-free work place. Employee consents to a pre-hire drug test. Employee understands that Employer has the right, upon reasonable suspicion, to demand that Employee immediately undergo testing for the presence of illegal or inappropriate drug usage.

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K.      Statute of Limitations

Employee has a one year statute of limitation for the filing of any requests for mediation, or arbitration, or for any lawsuit related to this Agreement or the terms and conditions of their employment. If said claim is filed more than one year subsequent to Employee's last day of employment it is precluded by this provision, regardless of whether the claim had accrued at that time or not.

L.      Attorney Review

Employee warrants and represents that Employee in executing his Agreement has had the opportunity to rely on legal advice from an attorney of Employee's choice, so that the terms of this Agreement and their consequences could have been fully read and explained to Employee by an attorney and that Employee fully understands the terms of this Agreement.

/s/ Rahim Jivraj	July 14, 2003
Employee's Signature	Date

Rahim Jivraj
Employee's Name Printed

/s/ Rahim Jivraj	July 14, 2003
Rahim Jivraj, President	Date

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Job Description

President

A president is responsible growing our client base through the development and execution of our go-to-market strategy, expanding our service offering to existing and prospective clients and leading a team of individuals in specialized practices that will increase revenue growth for Bloorcom across our industry sectors. Your specific mandate is to drive significant growth and profitability through each specialized practice area while focusing on the delivery of superior solutions to our clients.

Responsibilities

Leads the development of the pursuit strategy and plans that result in winning systems integration & consulting contracts as well as large managed services contracts

Identifies and selects target accounts. Develop and implement account specific value propositions and account plans.

Provide pre-sales support to customers and prospects, working closely with BD on all technical aspects of sales process including: technical presentations,, Conferences & seminars, Proof-of-Concept and Service Definition exercises.

Support opportunity development activities with subject matter expertise for Bloorcom Tier 1 Services. These include: Service Desk; Enterprise Computing Services / Data Centre; Networking Services; End User Computing Services; Consulting & Professional Services.

Analyze and understand client requirements and to define business-benefit driven solutions that satisfy them.

Responsible for leading a diverse, multi-disciplinary team through the pre-proposal, proposal, due diligence and contract negotiations phase of the outsourcing engagement.

Understanding the budget constraints, operational issues, technology transformation, transition and customer IT budget (baseline).

Keeps up to date with respect to recent outsourcing developments in North America, competitor positioning.

Identifies key partners for opportunities and responsible for closing negotiating on Teaming Agreements.

Attributes

  French is a benefit.

  Calm and patient under pressure.

  Thrives in a changing, dynamic environment.

    Assertive and proactive.

    Presents him/herself in a polished, professional way.

  Able to see the big picture while paying attention to the smallest end details.

  Anticipates and manages risk

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